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                                                                   EXHIBIT 99.2
[WESTPOINT STEVENS LOGO]


Contact:   Lorraine D. Miller, CFA
           Senior Vice President - Investor Relations
           404-760-7180

FOR IMMEDIATE RELEASE

                 WESTPOINT STEVENS ANNOUNCES NEW TICKER SYMBOL
              COMMON STOCK TO BE QUOTED ON THE OTC BULLETIN BOARD

WEST POINT, GA. (January 30, 2003) - WestPoint Stevens Inc. (OTCBB: WSPT) (www.westpointstevens.com) today announced that the Over-the-Counter Bulletin Board (the "OTCBB") has assigned the new ticker symbol "WSPT" to its common stock. Effective today, the common stock will be quoted on the OTC Bulletin Board. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in OTC equity securities. Additional information about the OTCBB may be found at www.otcbb.com.

As previously announced, the New York Stock Exchange will suspend trading of WestPoint Stevens' common stock on January 30, 2003, prior to the market opening that day. The NYSE indicated that it will thereafter commence proceedings with the Securities and Exchange Commission to delist the security.

WestPoint Stevens Inc. is the nation's premier home fashions consumer products marketing company, with a wide range of bed linens, towels, blankets, comforters and accessories marketed under the well-known brand names GRAND PATRICIAN, PATRICIAN, MARTEX, ATELIER MARTEX, BABY MARTEX, UTICA, STEVENS, LADY PEPPERELL, VELLUX and CHATHAM - all registered trademarks owned by WestPoint Stevens Inc. and its subsidiaries - and under licensed brands including RALPH LAUREN HOME, DISNEY HOME, SANDERSON, DESIGNERS GUILD, GLYNDA TURLEY and SIMMONS BEAUTYREST. WestPoint Stevens is also a manufacturer of the MARTHA STEWART and JOE BOXER bed and bath lines. WestPoint Stevens can be found on the World Wide Web at WWW.WESTPOINTSTEVENS.COM.

Safe Harbor Statement: Except for historical information contained herein, certain matters set forth in this press release are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties may be attributable to important factors that include but are not limited to the following: Product margins may vary from those projected; Raw material prices may vary from those assumed; Additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; There may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; Unanticipated natural disasters could have a material impact upon results of operations; There may be changes in the general economic conditions that affect customer practices or consumer spending; Competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; Customer preferences for our products can be affected by competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; There could be an unanticipated loss of a material customer or a material license; The availability and price of raw materials could be affected by weather, disease, energy costs or other factors. The information contained in this release is as of January 30, 2003. WestPoint Stevens assumes no obligation to update publicly any forward-looking statements, contained in this document as a result of new information or future events or developments.

                                     -END-

    507 West Tenth Street -- Post Office Box 71 -- West Point, Georgia 31833
                            www.westpointstevens.com